Exhibit 99.1

FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces Quarterly Dividend Payment

FRANKLIN, Tenn., April 13, 2026 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors has declared a quarterly cash dividend of $0.77 per share. The dividend will be payable on May 15, 2026 to stockholders of record as of the close of business on April 24, 2026.

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets the Company serves; (b) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength, flexibility, ability to pay or increase future dividends and any decision by the Company's board of directors in that regard; and (c) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2025. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contact:

Addo Investor Relations

Investors@KaiserAluminum.com

629-252-7040